Exhibit 10.24

Summary of Executive Tax and Financial
Consulting Program

Overview

Executive Officers of the Company are provided tax return preparation and financial counseling services under the company’s Executive Tax and Financial Consulting Program (the “Program”). Executive Officers continue to receive these services for the first five years following retirement.

The services covered by the Program are as follows:

•	Tax return preparation for the Executive Officer, his/her dependents, and personal trusts

•	Assistance with inquiries and audits regarding covered federal, state, and local income tax returns

•	Financial counseling services for the Executive Officer and his/her dependents

Advice on specific investments and legal fees are not covered by the Program

An Executive Officer may select one of the firms selected by the Company to provide services under the Program

•	The annual allowance is set forth below:

	Fiscal Year of Participation and Pre-Retirement Year	Regular	Post-Retirement (5 years)
Strategy* Committee	$20,000	$17,000	$17,000

The annual allowance applies to services performed from November through October 31 each year. If the entire annual allowance is not used and the Executive Officer remains eligible in the following year, the unused annual allowance may be carried forward one year and utilized after the following year’s annual allowance, but expires if not utilized during the following year.

All fees paid on the behalf of the Executive Officer by A-B under the Program are added to that individual’s compensation income in the calendar year when paid, subject to income tax and FICA withholding, and reported on Form W-2.

*Strategy Committee is comprised of Executive Officers.